Exhibit 99.1

For more information, contact:

Investor Relations	Media

Henry Miller	Brian Robins
Tel: 484-582-5445	Tel: 646-445-8347
henry.miller@sungard.com	brian.robins@sungard.com

SunGard Announces Chief Executive Officer Transition

Wayne, PA – May 16, 2011 – SunGard, one of the world’s leading software and technology services companies, today announced that Russell Fradin will succeed Cristóbal Conde as SunGard’s chief executive officer on May 31, 2011. Mr. Fradin will also become a member of SunGard’s Board of Directors.

Mr. Fradin joins SunGard after serving as chairman and chief executive officer of Aon Hewitt, a global leader in human resources consulting and outsourcing solutions, and a business unit of Aon Corporation. Mr. Fradin oversaw the successful September 2010 merger between Aon Consulting and Hewitt Associates, having been chief executive officer of Hewitt since 2006. Previously, he served as chief executive officer of the BISYS Group, Inc., a provider of outsourcing services to the financial services industry, and also held various executive positions at Automatic Data Processing, Inc. (ADP), a provider of payroll and computerized business services. His most recent position at ADP was president of ADP’s Global Employer Services business. In addition, he worked many years as a management consultant at McKinsey & Company, where he was a senior partner. He holds an MBA from Harvard Business School and a BS in Economics from the Wharton School of the University of Pennsylvania. Mr. Fradin serves on the Board of Directors of Gartner, Inc.

“We are pleased that Russ Fradin is joining SunGard as chief executive officer to lead the company into its next phase of growth,” said Glenn Hutchins, chairman of the Board of Directors of SunGard. “The Board is impressed with Russ’s substantial leadership experience, demonstrated record of innovation and operational expertise, and customer-centric mindset that are strongly aligned with SunGard’s future needs and ambitions.” Mr. Hutchins added: “We are grateful to Cris Conde, who led SunGard’s international expansion, grew revenue from $2.6 billion in 2002 to $5 billion in 2010, oversaw its transition to private ownership in 2005, and ably steered the company through the challenges of the recent financial crisis. On behalf of all of us at SunGard, I thank Cris for his many accomplishments throughout more than 25 years.”

“SunGard is a trusted industry leader in enterprise software and technology services,” said Mr. Fradin. “I am eager to lead the company through its next stage of development and thank Cris for handing over the baton when the company is in such a strong competitive position. I look forward to joining SunGard’s management team and working with the company’s talented employees to continue to grow the business and provide SunGard’s customers with world-class solutions.”

Mr. Conde has served as SunGard’s president and chief executive officer since 2002 and is one of the company’s largest individual shareholders. At the time SunGard was taken private in August 2005, Mr. Conde indicated he would work with its private equity sponsors to eventually hand over leadership to a successor who would take SunGard into the next phase of its growth. Following an extensive search, Mr. Fradin was identified as the leading candidate to serve as CEO, and Mr. Conde and the Board decided to initiate the transition.

“I am proud of the accomplishments of the SunGard team since I became CEO, and I would like to thank all SunGard employees for their support and commitment to building a great company,” said Mr. Conde. “Today, SunGard is very well positioned for the future, has strong cash flows and is more mission-critical to its customers than ever. I am thankful to the private equity sponsors for partnering with the management team. Taking the company private was the best strategic move in the company’s history. The timing for this leadership handover is right and I look forward to working with Russ and the SunGard team on a smooth transition.”

Prior to joining SunGard, Mr. Conde co-founded Devon Systems International, Inc., a provider of systems for interest rate and currency derivatives markets, which SunGard acquired in 1987.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 20,000 employees and serves over 25,000 customers in more than 70 countries. SunGard provides mission-critical software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed information technology services, information availability consulting services and business continuity management software. With annual revenue of about $5 billion, SunGard is ranked 434 on the Fortune 500 and is the largest privately held business software and information technology services company. Look for us wherever the mission is critical. For more information, visit www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.